Amended and Restated Appendix A
to
SUB-ADVISORY AGREEMENT
BETWEEN
361 CAPITAL, LLC
AND
ANALYTIC INVESTORS, LLC

Series of the Trust:

361 Global Long/Short Equity Fund
361 Domestic Long/Short Equity Fund

Agreed and accepted this ______day of _______________, 2016

361 CAPITAL, LLC	ANALYTIC INVESTORS, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: